Exhibit 99.1

NEWS RELEASE—for immediate release

Alexza Pharmaceuticals Receives Updated Day 180 List of Outstanding Issues for ADASUVE™ (Staccato® Loxapine) MAA

Mountain View, California—November 19, 2012—Alexza Pharmaceuticals, Inc. (Nasdaq: ALXA) announced today that it has received a CHMP (Committee for Medicinal Products for Human Use) Day 180 Second List of Outstanding Issues (LoOI) from the European Medicines Agency (EMA) regarding its Marketing Authorization Application (MAA) for Adasuve™ (Staccato® loxapine). The CHMP Day 180 Second LoOI for ADASUVE contains no major objections to the ADASUVE application, indicating that the two major objections outlined in the initial CHMP Day 180 LoOI have been resolved. According to the timetable included in the CHMP Day 180 Second LoOI, Alexza expects to receive the CHMP Day 210 Opinion in December 2012, as the next official EMA communication on the ADASUVE MAA.

“The Alexza and Grupo Ferrer teams have been working diligently with the EMA, to discuss and resolve the two major objections outlined in the initial Day 180 response,” said James V. Cassella, PhD, Alexza Executive Vice President and Chief Scientific Officer. “We appreciate the time and efforts of the EMA and CHMP to meet with us, and look forward to continuing to interact with them as we continue to work on the ADASUVE MAA.”

About Alexza Pharmaceuticals, Inc.

Alexza is a pharmaceutical company focused on the research, development and commercialization of novel, proprietary products for the acute treatment of central nervous system conditions. Alexza’s technology, the Staccato® system, vaporizes unformulated drug to form a condensation aerosol that, when inhaled, allows for rapid systemic drug delivery through deep lung inhalation. With the Staccato system, a drug is quickly absorbed through the lungs into the bloodstream, providing speed of therapeutic onset that is comparable to intravenous administration, but with greater ease, patient comfort and convenience. (Click here to see an animation of how the Staccato system works.)

ADASUVE™ (Staccato loxapine) is Alexza’s lead program, which is being developed for the acute treatment of agitation associated with schizophrenia or bipolar I disorder in adults. Alexza completed and announced positive results from both of its Phase 3 clinical trials and initially submitted the ADASUVE New Drug Application (NDA) in December 2009. In October 2010, the Company received a complete response letter (CRL) from the U.S. Food and Drug Administration (FDA) regarding the application. The Company completed an end-of-review meeting with the FDA in December 2010, a REMS guidance meeting with the FDA in April 2011, and the ADASUVE NDA was resubmitted in August 2011. In December 2011, the ADASUVE NDA was the subject of an advisory committee meeting. In January 2012, Alexza received notice of a 90-day extension of the PDUFA goal date, from February 4, 2012 to May 4,

2012. In May 2012, Alexza received a second CRL from the FDA regarding the ADASUVE NDA and on June 22, 2012, the Company resubmitted the ADASUVE NDA. The resubmitted ADASUVE NDA has a PDUFA goal date of December 21, 2012.

In October 2011, the Company established a commercial partnership for ADASUVE with Grupo Ferrer Internacional, S.A. Grupo Ferrer is a leading pharmaceutical company in Europe with extensive operations in the Americas, and is Alexza’s partner in the commercialization of ADASUVE in Europe, Latin America, Russia and the Commonwealth of Independent States countries. Alexza filed its ADASUVE MAA with the EMA in October 2011. In July 2012, Alexza submitted its written responses to the CHMP Consolidated List of Questions (Day 120 List of Questions) and in October submitted its written responses to the CHMP Day 180 List of Outstanding Issues. In November, Alexza and Ferrer met with the EMA and CHMP as part of the ongoing review process for the ADASUVE MAA. According to the CHMP Day 180 Second List of Outstanding Issues received in November, Alexza projects that it will receive the Day 210 CHMP Opinion for the ADASVUE MAA in December 2012.

For more information about Alexza, the Staccato system technology or the Company’s development programs, please visit www.alexza.com. ADASUVE™ and Staccato® are registered trademarks of Alexza Pharmaceuticals, Inc.

Safe Harbor Statement

This news release contains forward-looking statements that involve significant risks and uncertainties. Any statement describing the Company’s expectations or beliefs is a forward-looking statement, as defined in the Private Securities Litigation Reform Act of 1995, and should be considered an at-risk statement. Such statements are subject to certain risks and uncertainties, particularly those inherent in the process of developing and commercializing drugs, including the timing and prospects for regulatory approval to market ADASUVE in the U.S., Europe, Latin America, Russia and the Commonwealth of Independent States countries, the adequacy of the Company’s capital to support the Company’s operations, and the Company’s ability to raise additional funds and the potential terms of such potential financings. The Company’s forward-looking statements also involve assumptions that, if they prove incorrect, would cause its results to differ materially from those expressed or implied by such forward-looking statements. These and other risks concerning Alexza’s business are described in additional detail in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 and the Company’s other Periodic and Current Reports filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date, and the Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

CONTACT:	Thomas B. King
President and CEO
650.944.7634
tking@alexza.com